EXHIBIT 99 (d)

                          INTERNATIONAL PAPER COMPANY

                     NONFUNDED DEFERRED COMPENSATION PLAN

                                 FOR DIRECTORS

                      (As amended through April 9, 1991)

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                                     Index

                                                                       Page
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Preamble                                                                 3

Method of Election to Defer Payment                                      4

Deferral in Cash with Interest or in Units                               4

Time and Method of Payment                                               5

Termination or Modification of Election to Defer Payment                 6

Payments Not Assignable                                                  6

Payment in Hardship Cases                                                7

Amendment or Termination of Plan                                         7

Annual Statements                                                        7

Designation of Beneficiary                                               7

Form of Notice of Election to Defer                                      8

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                                   PREAMBLE

     This Plan was originally adopted by the Board of Directors of International Paper Company on December 11, 1973, (the "1973 Plan"). The Plan was amended in 1979, 1983, and 1991. The text of the Plan set forth below is effective April 9, 1991. Amounts deferred under earlier versions of the Plan shall continue to be deferred pursuant to the applicable provisions of the Plan at the time of the deferrals.

     Payments of amounts deferred under the Plan are made only in the form of cash. Stock units under the Plan are not "derivative securities" as defined in SEC Rule 16a-l(c)(3)(ii).


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                INTERNATIONAL PAPER COMPANY NONFUNDED DEFERRED
                        COMPENSATION PLAN FOR DIRECTORS

                     (As amended effective April 9, 1991)

1.   Method of Election to Defer Payment

Pursuant to the provisions of this Plan, any director of the Company may elect on or before the last business day of any month to defer payment of all (or a specified part) of that director's fees for advisory service and attendance at Board and Committee meetings for the following calendar month and thereafter, and all (or a specified part) of any other director's compensation or any future dividends and other distributions which become payable with respect to shares of restricted stock awarded under the International Paper Company Restricted Stock Plan for Non-Employee Directors, by filing a written notice (substantially in the form attached hereto as Annex A) with the Secretary of the Company. The notice shall specify:

           (a) the effective date of the deferral;

           (b) the amounts to be deferred;

           (c) the length of time of the deferral;

           (d) the method of payment of the deferred amount; and

           (e) the election as to whether to defer the amount in the form of cash with accrued interest or to defer the amount in the form of stock units.

2.   Deferral in Cash with Interest or in Stock Units

All deferred amounts shall be credited to the participant's account. At the participant's election, the account shall be credited either with:

           (a) interest from the date such amounts would otherwise have been paid at the higher of

               (i)  6% per annum, or

               (ii) the yield on U.S. Treasury Bills of 6 months
                    maturity as set at the first auction held each January and July; or

           (b) a number of stock units (calculated to the nearest thousandth of a unit) computed by dividing the amount of fees or other director's compensation deferred each month, by the closing market price of the Company's Common Stock as reported for New York Stock Exchange Composite Transactions for the second Tuesday of each


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               month (or the next business day if that day is a legal
               holiday). Whenever a dividend is declared, the number of stock units in the participant's account shall be increased by the result of the following calculation:

               (i) the number of units in the participant's account multiplied by any cash dividend declared by the Company on a share of its Common Stock, divided by the closing market price of such Common Stock on the related dividend payment date as reported for New York Stock Exchange Composite Transactions; and/or

               (ii) the number of units in the participant's account
                    on the related dividend payment date multiplied by any stock dividend declared by the Company on a share of its Common Stock. In the event of any change in the number or kind of outstanding shares of Common Stock of the Company including a stock split or splits (other than a stock dividend as provided above) an appropriate adjustment shall be made in the number of units credited to the participant's account.

3.   Time and Method of Payment

After the participant ceases to be a director of the Company, payment of the deferred amount shall be made in a lump sum in January of the next calendar year, unless the participant has indicated on the notice filed with the Secretary of the Company that payment shall be made in not more than ten annual installments beginning:

           (a) On January 10th of a specified calendar year (prior to attaining age 73); or

           (b) On January 10th of the first calendar year after the participant ceases to be a director of the Company; or

           (c) On January 10th of the first calendar year after the participant attains age 70; or

           (d) On January 10th of the first calendar year after the participant attains age 71; or

           (e) on January 10th of the first calendar year after the participant attains the age 72;

provided, however, that no payment with respect to a stock unit under this Plan shall be made prior to a date which is at least six months after the date of the participant's last acquisition of a stock unit under this plan (except in the case of a participant's death, disability, retirement or termination of service as a director of the Company). Under this Plan, a participant has an interest in the cash value represented by the

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stock units in his or her account, but has no interests or rights in any
Company Common Stock or dividends and has no right to elect delivery of shares of Company Common Stock.

In the event that the participant's account has been credited with units calculated as provided in Section 2, the cash amount payable to the participant in each instance shall be determined by multiplying the number of units by the closing market price of the Company's Common Stock on the day prior to the initial date of payment (or the last business day prior to that date, if the day prior to the date for initial payment is not a business day).

In the event the participant dies before payment of all of the deferred amount, the full remaining balance shall be paid in a lump sum to the beneficiary or other payee designated under
Section 9 of this Plan.

Where the participant receives the balance of the deferred account in annual installments, the first installment of deferred compensation shall be a fraction of the value of the entire deferred compensation credited to a participant's account under the preceding paragraph. The numerator of that fraction shall be "one" (1) and the denominator shall be the total number of installments during which the compensation is to be paid. Each subsequent annual installment shall be calculated in the same manner except that (a) the denominator in the fraction shall be reduced by the number of annual installments which have been previously paid and (b) the participant's account shall be reduced by the amount of any installments paid, but shall be credited with interest at the rate set out in Section 2(a) of the plan.

4.   Termination or Modification of Election to Defer Payment

A written election to defer payment pursuant to this Plan shall continue in effect until the participant files a written notice of termination or modification of such election with the Secretary of the Company. The termination shall be effective as of the date of receipt by the Secretary or as of such future date as is specified in such notice. Amounts credited to the account of a participant prior to the effective date of such termination shall not be affected hereby and shall be paid only in accordance with Section 3 of the Plan. An election may be modified as to:

           (a) amount of deferral;

           (b) length of time of deferral;


           (c) method of payment of the deferred amount; and

           (d) form of deferral (whether interest or units).

Any modification shall be effective upon the last day of the calendar month in which such written notice is received by the Secretary of the Company or such later date as is specified in

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the notice. No more than two (2) modifications of (a), (b), (c)
or (d) above, may be made in any calendar year.

5.   Payments Not Assignable

The participant's deferred payment account under this Plan
(including interest credited and stock units earned) shall not be subject to assignment by the participant. If any such assignment is made, the Company may disregard such assignment and may discharge its obligation hereunder by making payment as though no such assignment had been made.

6.   Payment in Hardship Cases

A participant may request, and the Company may for good cause in its sole discretion approve, payment of the participant's deferred accounts in a lump sum or accelerated installments in lieu of the method of payment elected by the participant; provided, however, that no such payment with respect to a stock unit under this Plan shall be made prior to a date which is at least six months after the date of the participant's last acquisition of a stock unit under this Plan (except in the case of a participant's death, disability, retirement, or termination of service as a director of the Company).

7.   Amendment or Termination of Plan

The Company reserves the right to amend, modify or terminate this Plan at any time by action of its Board of Directors, provided that such action shall not adversely affect any participant's right to receive payment pursuant to the terms of this Plan of any unpaid amounts which were deferred prior to such action.

8.   Annual Statements

A Statement shall be delivered to each participant in this Plan as soon as practicable after the end of each calendar year setting forth the amount deferred, the amount of interest accrued thereon or units earned, the amount of any payments made during the year, the current rate of interest applicable to the Plan as determined by the Treasurer, and the closing market price of Company Common Stock used for determining the number of units earned and credited through dividend equivalents.


9.   Designation of Beneficiary

A participant may file with the Secretary of the Company a designation of a beneficiary or beneficiaries on a form approved by the Secretary (which designation may be changed or revoked by the participant's sole action) to receive distribution of all or a designated portion of the participant's deferred payment account under this Plan upon the death of the participant. If no beneficiary has been designated or survives the participant, then the account will be distributed as directed by the executor or administrator of the participant's estate.

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